AMENDMENT TO LETTER OF INTENT REGARDING AN ACQUISITION OF SHARES IN CYNDICATE

THIS AGREEMENT is dated the 14th day of October 2022.

BETWEEN:

INCUBARA CAPITAL CORP., a company incorporated under the laws of British Columbia

(“Incubara”)

AND:

CYNDICATE VR PRODUCTIONS CORP. a company incorporated under the laws of Ontario

(“Cyndicate”)

AND:

THE UNDERSIGNED SHAREHOLDERS OF CYNDICATE

WHEREAS:

A.Incubara, Cyndicate and the undersigned shareholders of Cyndicate entered into letter of intent dated October 13, 2022 (the “LOI”) summarizing the principal terms of a transaction being considered by Incubara regarding the development of Lost Legacy, an interactive virtual reality experience.

B.Incubara, Cyndicate and the undersigned shareholders of Cyndicate wish to amend the terms of the LOI.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the foregoing and of $1.00 now paid by each ofthe parties hereto to the other, the receipt and sufficiency ofwhich is hereby acknowledged, and of the mutual covenants and agreements hereinafter provided, the parties agree to amend the LOI as follows:

1.By deleting paragraph A (3) of the LOI and replacing it with the following:

“3.Incubara will advance the Funding Commitment as follows: (i) US$100,000 within 90 days of the date of the Definitive Agreement, (ii) US$200,000 within 120 dates of the date of the Definitive Agreement and (iii) US$200,000 within 210 days of the date of the Definitive Agreement (collectively, the “Payment Structure”).”

2.This Agreement shall be binding upon and inure to the benefit of the executors, administrators, personal representatives, heirs, successors and assigns of the parties.

3.This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein, and each Party hereto irrevocably attorns to the exclusive jurisdiction of the courts of the Province of British Columbia.

5.All parties agree to cooperate fully and execute any and all supplementary documents and to take all additional actions which may be necessary or appropriate to give full force and effect to the basic terms and intent of this Agreement.

6.No modification or amendment of this Agreement shall be valid unless in writing and signed by or on behalf of the parties.

7.A waiver of the breach of any term or condition of this Agreement shall not be deemed to constitute a waiver of any subsequent breach of the same or any other term or condition.

8.This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations. If any provision of this Agreement, or the application thereof to any person or circumstance, shall, for any reason and to any extent, be held invalid or unenforceable, such invalidity and employment unenforceability shall not affect the remaining provisions hereof and the application of such provisions to other persons or circumstances, all of which shall be enforced to the greatest extent permitted by law.

9.Except for the amendments contained in this Agreement, the LOI and the terms thereof shall remain in full force and effect and the parties confirm it is in good standing.

10.This Agreement may be executed in one or more counterparts, each of which so executed shall constitute an original and all of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the date first written above.

INCUBARA CAPITAL CORP.

Per: /s/ Geoff Watson

Authorized Signatory

CYNDICATE VR PRODUCTIONS CORP.

Per: /s/ David Thomas Senior

Authorized Signatory

THE CYNDICATE OWNERS:

/s/ David Thomas Senior

David Thomas Senior

Bua Capital

/s/ Jason Walsh

Authorized Signatory

/s/ Caitlyn Patricia Garvey

Caitlyn Patricia Garvey

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